Filed Pursuant to Rule 424(b)(3) and (c)
Registration Nos. 333-187928 and 333-218244
PROSPECTUS SUPPLEMENT NO. 2
(To Reoffer Prospectus dated July 28, 2020)

TECOGEN INC.

Up to 3,838,750 shares of common stock

This prospectus supplement dated May 22, 2025, supplements, amends and updates certain information included in the reoffer prospectus, dated July 28, 2020 (“reoffer prospectus”), filed by Tecogen Inc., a Delaware corporation (“Tecogen,” “we,” “our,” or “us”), with the Securities and Exchange Commission (“SEC”) on July 28, 2020, as part of Post-Effective Amendment No. 1 to the Registration Statements on Form S-8. The reoffer prospectus as supplemented by this supplement relate to the resale of up to 3,838,750 shares (“shares”) of our common stock, $.001 par value per share (“common stock”), which may be reoffered and resold from time to time by certain selling stockholders as described under the caption “Selling Stockholders” in the reoffer prospectus as supplemented and amended hereby.

The selling stockholders consist of our current or former employees, directors, officers, and consultants who acquired, or will acquire, the shares of our common stock upon the vesting and exercise of incentive or non-qualified stock options, or upon the grant, vesting and/or exercise of certain awards of our common stock issued pursuant to either the American DG Energy Inc. 2005 Stock Incentive Plan (“2005 Plan”) or our 2006 Stock Incentive Plan, as amended (“2006 Plan”). The selling stockholders are, or may be deemed to be, our “affiliates” and the shares to be reoffered or resold by the selling stockholders are “control securities” under the Securities Act of 1933, as amended (“Securities Act”).

You should read this supplement in conjunction with the reoffer prospectus. Each selling stockholder that sells shares pursuant to the reoffer prospectus as supplemented hereby and any broker or dealer through whom the shares may be resold may be deemed an “underwriter” within the meaning set forth in the Securities Act. In addition, any commissions received by a broker or dealer in connection with resales of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

The common stock offered by the reoffer prospectus as supplemented hereby may be reoffered or resold from time to time in transactions on the NYSE American LLC (“NYSE American”) stock exchange or any other market or exchange on which the shares are quoted or listed, in negotiated transactions, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or negotiated prices, or by a combination of these methods.

All of the proceeds of the resale of the shares offered by the reoffer prospectus as supplemented hereby will be received by the selling stockholders. However, if options are exercised to purchase shares of our common stock covered by the reoffer prospectus as supplemented hereby, we will receive proceeds from payment of the option exercise price which we expect to use for general working capital purposes. The selling stockholders will bear all sales commissions and similar expense. All costs associated with the registration of the shares under the Securities Act are borne by us.

Our common stock is currently traded on the NYSE American under the symbol “TGEN.” On May 21, 2025, the closing price of our common stock was $4.36.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the reoffer prospectus for more information on these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the reoffer prospectus, this prospectus supplement, or any further prospectus supplement. Any representation to the contrary is a criminal offense.

The information set forth under the caption “Selling Stockholders” in the reoffer prospectus is amended and restated in its entirety as set forth below for the primary purpose of identifying the selling stockholders and the number of our shares of common stock to be reoffered and resold by each selling stockholder. Terms used herein shall have the meanings set forth in the reoffer prospectus except to the extent set forth herein.

The date of this prospectus supplement is May 22, 2025.

SELLING STOCKHOLDERS

The following selling stockholder table supplements and/or amends the selling stockholder table contained in the reoffer prospectus to add selling stockholders and/or add additional shares that may be reoffered and resold by certain selling stockholders. The selling stockholder table included in the reoffer prospectus as supplemented and/or amended below sets forth:

•the name and principal position of each person who is, or may be deemed, an affiliated selling stockholder, and certain non-affiliated selling stockholders

•the number and percentage of shares of common stock owned beneficially, directly or indirectly, by each selling stockholder before the offering

•the number of shares of common stock to be offered by the selling stockholders pursuant to the reoffer prospectus as amended or supplemented hereby, and

•the number and percentage of shares of common stock to be owned by each selling stockholder following the sale of the shares pursuant to the reoffer prospectus as supplemented and/or amended by this supplement.

We may further amend or supplement the reoffer prospectus from time to time to update the disclosures set forth in the table, below. Because the selling stockholders identified in the table as supplemented hereby may sell some or all of the shares owned by them which are included in the reoffer prospectus as supplemented hereby, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any such shares, no estimate can be given as to the number of shares available for resale pursuant to the reoffer prospectus as supplemented hereby that will be held by the selling stockholders upon termination of the offering made pursuant to the reoffer prospectus as supplemented hereby. We have assumed, therefore, for purposes of the following table as it may be amended or supplemented, that the selling stockholders will sell all of the shares owned by them which are being offered hereby but will not sell any other shares of our common stock they presently own. To our knowledge, none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Because we did not satisfy the registrant requirements for use of Form S-3 at the time the Registration Statements were filed, the amount of shares of our common stock that may be reoffered or resold by means of the reoffer prospectus as supplemented hereby by a selling stockholder, and any other person with whom he or she is acting in concert for purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act.

The percentages in the following table are based on 25,269,362 shares of common stock issued and outstanding as of May 20, 2025.

Name of Selling Shareholder	Number of Shares Beneficially Owned Before Offering (1	Percent of Common Stock Owned Before Offering (1)	Number of Shares Being Offered Hereby	Number of Shares Owned After Offering (20	Percent of Common Stock Owned After Offering (20)
Abinand Rangesh CEO, CFO and Director	185,301 (2)	*	130,000 (11)	10,301	*
John N. Hatsopoulos Lead Director	1,058,224 (3)	4.2	12,723 (12)	1,020,501	4.2
Angelina M. Galiteva Chairperson	212,500 (4)	*	125,000 (13)	50,000	*
Ahmed F. Ghoniem Director	175,223 (5)	*	137,723 (14)	0	*
Earl R. Lewis, III Director	1,029,766 (6)	4	10,000 (15)	1,019,766	4
Robert A. Panora COO & President	165,223 (7)	*	265,223 (16)	0	*
John K. Whiting, IV General Counsel & Secretary	281,886 (8)	1.1	362,500 (17)	636	*
Roger P. Deschenes Chief Accounting Officer	121,248 (9)	*	102,500 (18)	24,998	*
Stephen Lafaille VP of Business Development	83,862 (10)	*	108,862 (19)	0	*

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is generally determined by voting power and/or investment power with respect to securities. Unless otherwise noted, all shares of common stock listed above are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them. Such person or entity’s percentage of ownership is determined by assuming that any options or convertible securities held by such person which are exercisable within 60 days from the date hereof have been exercised or converted. Except as otherwise indicated, the address of each Selling shareholder is c/o Tecogen Inc., 76 Treble Cove Road, North Billerica, Massachusetts 01862.
(2)	Includes (a) 10,301 shares and (b) 175,000 shares underlying currently exercisable options.
(3)	Includes: (a) 988,951 shares held by Mr. Hatsopoulos; (b) 28,225 shares of common stock held by Mrs. Hatsopoulos; (c) 3,325 shares of common stock held in an individual retirement account for Mrs. Hatsopoulos; and (d) 37,723 shares underlying currently exercisable options. Does not include 25,000 shares underlying options that are not currently exercisable, or the following shares with respect to which Mr. Hatsopoulos disclaims beneficial ownership: (a) shares of common stock held in The John N. Hatsopoulos 1989 Family Trust for the benefit of Nia Maria Hatsopoulos Jephson, of which Mrs. Ann Marie Pacheco is the sole trustee, (b) shares of common stock held in the Nia M. Hatsopoulos Jephson 2011 Irrevocable Trust, of which Mrs. Pacheco is the sole trustee, and (c) shares of common stock held in The John N. Hatsopoulos Family Trust 2007, of which Mr. Yiannis Monovoukas is the sole trustee.
(4)	Includes: (a) 50,000 shares of common stock held by Ms. Galiteva, and (b) 162,500 shares underlying currently exercisable options.
(5)	Represents shares underlying currently exercisable options.
(6)	Includes: (a) 1,001,006 shares of common stock and (b) 28,750 shares underlying currently exercisable options.
(7)	Includes: 165,223 shares underlying currently exercisable options.
(8)	Includes: (a) 636 shares of common stock held by Mr. Whiting and (b) 281,250 shares underlying currently exercisable options.
(9)	Includes: (a) 24,998 shares of common stock held by Mr. Deschenes, and (b) 96,250 shares underlying currently exercisable options.
(10)	Includes (a) 83,862 shares underlying currently exercisable options.

(11)	Includes (a) 105,000 shares underlying currently exercisable options and (b) 25,000 shares underlying options that are not currently exercisable.
(12)	Represents shares underlying currently exercisable options.
(13)	Includes: (a) 115,000 shares underlying currently exercisable options and (b) 10,000 shares underlying options that are not currently exercisable.
(14)	Includes 127,723 shares underlying currently exercisable options and (b) 10,000 shares underlying options that are not currently exercisable.
(15)	Represents shares underlying currently exercisable options.
(16)	Includes 165,223 shares underlying currently exercisable options and (b) 100,000 shares underlying options that are not currently exercisable.
(17)	Includes 262,500 shares underlying currently exercisable options and (b) 100,000 shares underlying options that are not currently exercisable.
(18)	Includes 77,500 shares underlying currently exercisable options and (b) 25,000 shares underlying options that are not currently exercisable
(19)	Includes 83,862 shares underlying currently exercisable options and (b) 25,000 shares underlying options that are not currently exercisable
(20)
"Number of Shares Owned After Offering" and "Percent of Common Stock Owned After Offering" assume the sale of all of the shares offered by each selling stockholder under the reoffer prospectus as supplemented hereby but no other purchases or sales of our shares by the selling stockholders. Based upon 25,269,362 shares of common stock issued and outstanding on May 20, 2025.